Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Titan International, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Other	11,921,766	$6.70	$79,875,832	0.00015310	$12,228

Fees Previously Paid	—	—	—	—	—	—	—	—

(1)
All
the shares of common stock being registered hereby are offered for the account of the selling stockholders who acquired such shares pursuant to that certain Membership Interest Purchase Agreement dated as of February 29, 2024 between Titan International, Inc., Titan Tire Holdings, Inc., Carlstar Intermediate Holdings I, LLC, AIPCF V Feeder (Cayman), LP, AIPCF V Feeder CTP Tire, LLC and The Carlstar Group, LLC.

(2)
Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $
6.70
, which is the average of the high and low prices of the registered shares as reported on the New York Stock Exchange as of October
31
, 2024.